Exhibit 99.1

For:	Calavo Growers, Inc.

Contact:	Lee E. Cole
Chairman, President and CEO
(805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES RECORD

FISCAL 2017 SECOND QUARTER RESULTS

Second Quarter Highlights Include:

•	Net income Climbs Nearly 34 Percent to $12.9 Million from $9.7 Million Last Year; Diluted Per Share Results Jump to $0.74 from $0.56

•	Gross Margin Rises to $36.3 Million, a 35 Percent Increase from $26.8 Million

•	Revenues Increase Almost 23 Percent: $270.2 Million Versus $220.3 Million

•	Double-Digit Revenue Growth in the Company’s Three Business Segments

•	Twelve-Month Revenues Exceed $1 Billion for First Time

Looking Forward:

•	Company Reaffirms Outlook for Double-Digit Increase in 2017 Revenues and Gross Margin and Record EPS

SANTA PAULA, Calif. (June 6, 2017) – Calavo Growers, Inc. (Nasdaq-GS: CVGW) today reported record fiscal 2017 second quarter operating results, with virtually all key metrics reaching new all-time, single-period highs. The company, a global avocado-industry leader and provider of value-added fresh food, said that double-digit sales growth in each of its three business segments helped pace its operating performance in the most recent period.

For the three months ended April 30, 2017, net income rose 34 percent to a record $12.9 million, or $0.74 per diluted share, from $9.7 million, equal to$0.56 per diluted share in last year’s second quarter. Revenues in the most-recent period climbed to $270.2 million, a 23 percent increase from $220.3 million in the fiscal 2016 second quarter. Second quarter gross margin grew by 35 percent to a record $36.3 million, equal to 13.4 percent of total revenues, from $26.8 million, or 12.2 percent of total revenues, in the corresponding period one year ago. Operating income jumped to $20.8 million in this year’s second quarter, rising 38 percent from $15.1 million in the like period of fiscal 2016.

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Calavo Growers Announces Record Fiscal 2017 Second Quarter Results/2-2-2

Chairman, President and Chief Executive Officer Lee E. Cole stated: “Calavo registered a very successful second quarter as evidenced by upward trend lines in revenues, gross margin, net income and earnings per share, which advanced operating results to these new record levels. Our three principal business segments – Fresh, Renaissance Food Group (RFG) and Calavo Foods – are executing well with each segment posting double-digit top line growth in the most recent period leading to overall growth in revenues of nearly 23 percent.

“Operating results in the most recent quarter were led by revenue and gross margin growth in our Fresh segment. Calavo’s outstanding sourcing, sales and production management capabilities helped boost our Fresh segment results to new second quarter highs in revenue and gross margin.”

Cole continued: “Our RFG business segment once again delivered exceptional revenue growth in the mid-20-percent range and reported higher gross margin dollars versus the second quarter last year. Recent investments in facility expansions are enabling us to grow the RFG segment in a multitude of ways. And, once again, Calavo Foods continued to be a dependable incremental contributor to overall revenues and gross margin to round out the company’s outstanding quarter.”

Net income for the six months ended April 30, 2017 rose to $18.2 million, or $1.04 per diluted share, a 13 percent increase from $16.0 million, equal to $0.92 per diluted share, in last year’s first half. Revenues for the initial six months of fiscal 2017 climbed by $71.8 million, or 17 percent, to $496.7 million from $424.9 million in the prior year’s corresponding period. Gross margin jumped by $10.4 million to $58.2 million, or 11.7 percent of total revenues, from $47.8 million, or 11.3 percent of total revenues, in the initial half of fiscal 2016. Operating income in the fiscal 2017 first half rose by 15 percent to reach $28.9 million which compares with $25.2 million one year earlier. First half results include nearly $1.2 million in non-recurring operating expenses (which occurred during the fiscal 2017 first quarter) related to senior management team transitions. These items, net of income tax, total approximately $0.7 million, or $0.04 per diluted share. Excluding these non-recurring operating expenses, adjusted net income in the fiscal 2017 first half totaled approximately $18.9 million or $1.08 per diluted share, representing an 18 percent year-over-year increase.

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Calavo Growers Announces Record Fiscal 2017 Second Quarter Results/3-3-3

Fresh segment revenues in the fiscal 2017 second quarter rose to $155.6 million, an increase of 24 percent from $126.0 million in the like period last year. Fresh gross margin increased by more than 69 percent to $23.8 million, equal to 15.3 percent of segment sales, from $14.1 million, or 11.2 percent of segment sales, in the fiscal 2016 second quarter. Growth in second quarter Fresh segment revenue and gross margin are primarily attributable to the company’s avocado operations, where management’s focus and execution on continuous improvement across the operation helped to complement the current market conditions, in which consumer demand continues to exceed available industry supply. The reduced avocado industry supply was the primary reason that the company’s Fresh segment packed 4.8 million total units in the most recent quarter versus 6.4 million total units in the fiscal 2016 second period.

In the RFG business segment, fiscal 2017 second quarter revenues rose by 24 percent to $97.7 million versus $79.0 million last year. Similar to the prior quarter, sales growth reflects the year-over-year addition of new retail customers, added divisions of existing customers, penetration into newer geographic markets and the broadening of product capabilities. Segment gross margin totaled $6.9 million, or 7.0 percent of segment sales, which compares with $6.2 million, or 7.8 percent of segment sales in the second quarter one year ago. The company’s presentation of RFG broker commission expenses, which totaled $0.6 million in the fiscal second quarter, are now accounted for as selling, general and administrative (SG&A) expenses rather than as a reduction in net sales as was done in prior years. Adjusted for this change, segment gross margin in the most recent quarter would have been $6.2 million, or 6.4 percent of segment sales. Gross margin in the quarter was impacted by costs associated with growth initiatives, specifically our continued expansion in plant capacity and capabilities, including the initial ramp-up of the company’s new Riverside, Calif. facility.

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Calavo Growers Announces Record Fiscal 2017 Second Quarter Results/4-4-4

Calavo Foods business segment revenues in the most recent quarter rose nearly 10 percent to $16.8 million from $15.4 million in the fiscal 2016 second period. Gross margin of $5.6 million, or 33.3 percent of segment sales, compares with $6.6 million, or 42.9 percent of segment sales, in last year’s second quarter. Segment gross margin in the most recent quarter felt the effect of higher input costs, namely for avocados, the principal ingredient in the company’s prepared guacamole products.

The company’s SG&A expense in the second quarter increased to $15.4 million, equal to 5.7 percent of revenues, from $11.7 million, or 5.3 percent of revenues, in the corresponding period of fiscal 2016. Calavo indicated that the increase in SG&A expense is principally attributable to three factors. These include a year-over-year increase in the accrual for the company’s management incentive plan (MIP) reflecting Calavo’s strong year-to-date operating performance and an increase in the provision for bad debt. The final factor is the aforementioned change in presentation of RFG broker commission expenses, which does not impact Calavo’s underlying cost structure.

Outlook

Looking ahead, CEO Cole stated: “Calavo’s unique, multi-platform business model continues to deliver sustained growth in revenue and earnings. We remain focused on implementing our strategic agenda with characteristic discipline and focus, which leaves me genuinely enthusiastic and confident about our prospects for fiscal 2017 and beyond.

“In our Fresh segment, Calavo is strongly positioned to manage the growing and dynamic avocado industry with our broad, highly experienced team focused on continuous improvement across the operation. Our outstanding second quarter results in the Fresh segment punctuate this point. Consequently, we are reaffirming our expectations for double-digit revenue growth and higher gross margin dollars in fiscal 2017,” said Cole.

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Calavo Growers Announces Record Fiscal 2017 Second Quarter Results/5-5-5

Calavo’s CEO continued: “RFG continues to execute well against our previously stated forecasts for the business segment, as evidenced by the higher year-over-year revenue growth rate, which continues to track in the mid-20-percent range, and higher year-over-year gross margin dollars. Later this fiscal year, RFG’s new Riverside, Calif. production and distribution center – a 128,000-square foot facility intended to serve an expanding customer base across the southwest United States – will begin full production. This facility represents the latest in a series of substantial capital investments over the past two years into RFG to expand in-plant capabilities and extend RFG’s ‘just-in-time’ distribution to more regions across the country. We remain confident about RFG’s formidable revenue and gross-margin dollar growth potential. In the near-term – fiscal 2017 specifically – we expect revenues to rise by more than 20 percent and higher year-over-year gross margin dollars.

“Calavo Foods, as anticipated, is trending in line with double-digit sales growth. The business segment continues to perform consistently and we are enthusiastic about its prospects ahead, owing to a lineup of well-regarded products and blue-chip retail and foodservice customers.”

Turning to FreshRealm LLC, the perishable food technology platform in which Calavo holds a significant ownership stake, Cole stated: “The venture continues to make progress across several initiatives that are showing solid growth. With distribution soon to be available to nearly 90 percent of the nation, FreshRealm is positioned to build upon the solid foundation it has in place and is primed for continued growth. We look forward to its future progress and the expansion of the customer relationship that RFG has with FreshRealm.

“I am very pleased with Calavo’s performance in the initial two quarters. These accomplishments favorably position the company to achieve the double-digit growth in revenues and gross margin dollars which we previously forecast. I am confident that we remain on target to that end, which will allow the company to post record earnings per share in fiscal 2017,” Cole concluded.

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Calavo Growers Announces Record Fiscal 2017 Second Quarter Results/6-6-6

About Calavo

Calavo Growers, Inc. is a global avocado-industry leader and an expanding provider of value-added fresh food. The company also procures and markets diversified fresh produce items, ranging from tomatoes to tropical produce. The company’s Calavo Foods business segment manufactures and distributes guacamole, guacamole hummus and salsa under the respected Calavo brand name. Calavo’s wholly owned subsidiary, Renaissance Food Group, LLC, creates, markets and distributes a portfolio of healthy, high-quality lifestyle products for consumers through fast-growing brands that include Garden Highway and Chef Essentials. Founded in 1924, Calavo serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange

Commission filings, including, without limitation, the company’s latest, filed Annual Report on Form 10-K. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	April 30,	October 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$10,468	$13,842
Accounts receivable, net of allowances of $3,620 (2017) and $2,063 (2016)	94,970	70,101
Inventories, net	38,634	31,849
Prepaid expenses and other current assets	6,391	14,402
Advances to suppliers	1,491	4,425
Income taxes receivable	—	334

Total current assets	151,954	134,953
Property, plant, and equipment, net	114,272	87,837
Investment in Limoneira Company	35,747	34,036
Investment in unconsolidated entities	27,274	24,652
Deferred income taxes	14,319	14,944
Goodwill	18,262	18,262
Other assets	22,094	13,249

	$383,922	$327,933

Liabilities and Shareholders’ equity
Current liabilities:
Payable to growers	$37,480	$20,965
Trade accounts payable	28,346	22,447
Accrued expenses	26,594	31,095
Income tax payable	4,350	—
Short-term borrowings	47,500	19,000
Dividend payable	—	15,696
Current portion of long-term obligations	134	138

Total current liabilities	144,404	109,341
Long-term liabilities:
Long-term obligations, less current portion	427	445
Deferred income taxes	2,286	2,307

Total long-term liabilities	2,713	2,752
Commitments and contingencies
Noncontrolling interest, Calavo Salsa Lisa	—	771
Total shareholders’ equity	236,805	215,069

	$383,922	$327,933

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three months ended April 30,		Six months ended April 30,
	2017	2016	2017	2016
Net sales	$270,162	$220,303	$496,716	$424,878
Cost of sales	233,909	193,496	438,539	377,073

Gross margin	36,253	26,807	58,177	47,805
Selling, general and administrative	15,426	11,658	29,252	22,579

Operating income	20,827	15,149	28,925	25,226
Interest expense	(323)	(185)	(570)	(402)
Other income (loss), net	33	273	(36)	514

Income before provision for income taxes	20,537	15,237	28,319	25,338
Provision for income taxes	7,603	5,561	10,164	9,286

Net income	12,934	9,676	18,155	16,052
Less: Net income (loss) – noncontrolling interest	11	13	39	(14)

Net income attributable to Calavo Growers, Inc.	$12,945	$9,689	$18,194	$16,038

Calavo Growers, Inc.’s net income per share:
Basic	$0.74	$0.56	$1.05	$0.93

Diluted	$0.74	$0.56	$1.04	$0.92

Number of shares used in per share computation:
Basic	17,426	17,348	17,402	17,335

Diluted	17,539	17,445	17,486	17,415

CALAVO GROWERS, INC.

NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT

	Fresh products	Calavo Foods	RFG	Total
Three months ended April 30, 2017
Net sales	$155,623	$16,837	$97,702	$270,162
Cost of sales	131,826	11,237	90,846	233,909

Gross margin	$23,797	$5,600	$6,856	$36,253

Three months ended April 30, 2016
Net sales	$125,989	$15,353	$78,961	$220,303
Cost of sales	111,928	8,764	72,804	193,496

Gross margin	$14,061	$6,589	$6,157	$26,807

For the three months ended April 30, 2017 and 2016, inter-segment sales and cost of sales of $0.2 million and $1.3 million between Fresh products and RFG were eliminated. For the three months ended April 30, 2017 and 2016, inter-segment sales and cost of sales of $0.6 million and $0.6 million between Calavo Foods and RFG were eliminated.

	Fresh products	Calavo Foods	RFG	Total
Six months ended April 30, 2017
Net sales	$267,682	$33,625	$195,409	$496,716
Cost of sales	236,034	22,933	179,572	438,539

Gross margin	$31,648	$10,692	$15,837	$58,177

Six months ended April 30, 2016
Net sales	$239,135	$30,841	$154,902	$424,878
Cost of sales	214,579	18,744	143,750	377,073

Gross margin	$24,556	$12,097	$11,152	$47,805

For the six months ended April 30, 2017 and 2016, inter-segment sales and cost of sales of $0.3 million and $1.4 million between Fresh products and RFG were eliminated. For the six months ended April 30, 2017 and 2016, inter-segment sales and cost of sales of $1.4 million and $1.3 million between Calavo Foods and RFG were eliminated.